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EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

      THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into this 8th day of August 2008 by and between Allergy Research Group, Inc., a Florida corporation (the "COMPANY"), and Manfred Salomon (the "EXECUTIVE").


                                    RECITALS

      THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

      A. The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

      B. This Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company from and after the date of the closing of the merger of Longhorn Acquisition Corp. with and into the Company (the "EFFECTIVE Date"), and, as of such date, supersedes and negates all previous agreements and understandings with respect to such relationship.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. RETENTION AND DUTIES.

      1.1 RETENTION. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

      1.2 DUTIES. During the Period of Employment, the Executive shall serve the Company as its Chief Operating Officer and shall have the powers, authorities and duties usually vested in the office of the chief operating officer of a company of a similar size and similar nature of the Company, and such other powers, authorities and duties commensurate with such position as the Company's Board of Directors (the "BOARD") may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as in effect from time to time (including, without limitation, the Company's business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to Kenichi Saito and Richard Belenski, or such other person or persons as may be designated by the Board in its discretion (the "DESIGNATED PERSON").


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      1.3   NO OTHER EMPLOYMENT; MINIMUM TIME COMMITMENT. During the Period of
            Employment, the Executive shall (i) devote substantially all of the Executive's business time, energy and skill to the performance of the Executive's duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. The Executive's service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including any association, corporate, civic or charitable board or similar body) if the Board reasonably determines that the Executive's service on such board or body interferes with the effective discharge of the Executive's duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

      1.4 NO BREACH OF CONTRACT. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive's duties hereunder do not and shall not constitute a breach of or conflict with the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other individual or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other entity; and
            (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

      1.5 LOCATION. The Executive's principal place of employment shall be the Company's principal executive office as it may be located from time to time. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2. PERIOD OF EMPLOYMENT. The "PERIOD OF EMPLOYMENT" shall be a period of two years commencing on the Effective Date and ending at the close of business on the second anniversary of the Effective Date; provided, however, that this Agreement and the Period of Employment may be extended by mutual written agreement of the Company and the Executive. The term "Period of Employment" shall include any extension thereof pursuant to the preceding sentence. A decision by either party that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement or, in the case of such a decision by the Company, constitute Good Reason for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.    COMPENSATION.

      3.1 BASE SALARY. During the Period of Employment, the Company shall pay the Executive a base salary (the "BASE SALARY") in accordance with the Company's regular payroll practices in effect from time to time but not less frequently than monthly. The Executive's Base Salary shall be at an annualized rate of Two Hundred Twenty Thousand Dollars ($220,000). The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive's rate of Base Salary. The Board (or committee) shall review the Executive's compensation annually in accordance with its established practice.


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      3.2   INCENTIVE BONUS. Commencing with the 2008 fiscal year, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment ("INCENTIVE BONUS"). Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays the Incentive Bonus with respect to a particular year generally in order to be eligible for an Incentive Bonus with respect to that year. The Executive's Incentive Bonus amount for each fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion based on performance objectives established with respect to that particular fiscal year by the Board (or a committee thereof) and communicated to the Executive at the beginning of the applicable fiscal year; provided, however, that in no event shall the Executive's actual Incentive Bonus amount for the Company's 2008 fiscal year be less than Thirty Thousand Dollars ($30,000) (subject to the continued employment requirement set forth above).

4.    BENEFITS.

      4.1 RETIREMENT, WELFARE AND FRINGE BENEFITS. During the Period of Employment, the Executive shall be entitled to participate in all employee retirement (including but not limited to plans qualified under Section 401(k) of the Code), pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company's employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time; provided, however, that the Company shall use its commercially reasonable efforts to provide the Executive during the Period of Employment (under benefit plans or arrangements maintained by the Company immediately prior to the Effective Date or otherwise) with benefits that are at least substantially comparable in the aggregate to the benefits the Company provided to the Executive immediately prior to the Effective Date.

      4.2 REIMBURSEMENT OF BUSINESS EXPENSES. The Executive is authorized to incur reasonable expenses in carrying out the Executive's duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out such duties, subject to the Company's expense reimbursement policies and any pre-approval policies in effect from time to time. Any such reimbursement shall be paid within ninety (90) days after the related expense was incurred and shall be subject to the Executive's having timely submitted all supporting and other documentation required under the Company's expense reimbursement policies in effect at the applicable time.

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      4.3   VACATION AND OTHER LEAVE. During the Period of Employment, the
            Executive's annual rate of vacation accrual shall be twenty (20) days per year; provided that such vacation shall accrue and be subject to the Company's vacation policies (including accrual caps) in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5.    TERMINATION.

      5.1 TERMINATION BY THE COMPANY. The Executive's employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section 5.5), or (ii) without Cause with no less than ninety (90) days advance written notice to the Executive (such notice to be delivered in accordance with Section 17), or (iii) in the event of the Executive's death, or
            (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

      5.2 TERMINATION BY THE EXECUTIVE. The Executive's employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than ninety (90) days advance written notice to the Company (such notice to be delivered in accordance with Section 17); provided, however, that in the case of a termination for Good Reason (as defined in Section 5.5), the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

      5.3 BENEFITS UPON TERMINATION. If the Executive's employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive's employment by the Company terminates is referred to as the "SEVERANCE DATE"), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

            (a) The Company shall pay the Executive (or, in the event of his death, the Executive's estate) any Accrued Obligations (as such term is defined in Section 5.5);

            (b) If, during the Period of Employment, the Executive's employment with the Company terminates as a result of either (i) a termination by the Company without Cause pursuant to Section 5.1(ii) or (ii) a termination by the Executive for Good Reason, the Executive shall be entitled to (in addition to the Accrued Obligations), subject to the following provisions of this Section 5.3 and Section 5.4 and subject to tax withholding and other authorized deductions, an amount equal to the Base Salary that the Executive would have been entitled to receive for the period commencing on the Severance Date and ending on the second anniversary of the Effective Date, or with respect to any renewal period from the commencement of the Severance Date to the end of the renewal period (the "SEVERANCE PERIOD"), had the Executive continued to be employed with the Company throughout such period at the annualized rate in effect on the Severance Date (the "SEVERANCE BENEFIT"). The Severance Benefit shall be paid in substantially equal installments in accordance with the Company's standard payroll practices over a number of months equal to the number of months in the Severance Period, with the first such installment payable, subject to Section 5.7, in the month following the month in which the Executive's Separation from Service (as defined in Section 5.5) occurs. The Company shall also promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had his employment not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid.


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            (c) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Company will no longer be obligated to pay any remaining unpaid amount contemplated by Section 5.3(b); provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive's release contemplated by Section 5.4.

            (d) The foregoing provisions of this Section 5.3 shall not affect:
            (i) the Executive's receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the Company's welfare benefit plans; (ii) the Executive's rights under COBRA to continue participation in health insurance coverage; or (iii) the Executive's receipt of benefits otherwise due in accordance with the terms of the Company's 401(k) plan (if any).

      5.4   RELEASE; EXCLUSIVE REMEDY.

            (a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to
            Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

            (b) The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.


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      5.5   CERTAIN DEFINED TERMS.

            (a) As used herein, "ACCRUED OBLIGATIONS" means (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date.

            (b) As used herein, "CAUSE" shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred and, with respect to items (iii) and
            (iv) below, has not been cured within thirty (30) days following the Executive's receipt of notice thereof from the Board: (i) the Executive is convicted of, or has pled guilty or NOLO CONTENDERE to, a felony (under the laws of any relevant jurisdiction); (ii) the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder; (iii) the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board; or (iv) a breach by the Executive of any provision of this Agreement or any material breach by the Executive of any other contract he is a party to with the Company or any of its affiliates.

            (c) As used herein, "DISABILITY" shall mean a physical or mental impairment which has been determined by a medical professional selected by the Board and agreed to by the Executive to render the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

            (d) As used herein, a "SEPARATION FROM SERVICE" occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

            (e) As used herein, "GOOD REASON" means the occurrence (without the Executive's consent) of one or more of the following: (i) a requirement that the Executive report to anyone other than a member of the Board; (ii) a reduction by the Company in the Executive's Base Salary as set forth in Section 3.1; (iii) a relocation of the Executive's principal office with the Company to a new location that is more than fifty (50) miles from the current location of the Company's executive offices in Alameda, California; (iv) a failure by the Company to require any successor to expressly assume and perform its obligations hereunder in the same manner and to the same extent the Company would be required to perform such obligations as provided in Section 8 hereof; and (v) a material breach by the Company of this Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 17), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof.


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      5.6   NOTICE OF TERMINATION. Any termination of the Executive's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section
            17 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

      5.7 SECTION 409A. If the Executive is a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive's Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive's death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive's Separation from Service that are not so paid by reason of this Section 5.7 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive's Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty
            (30) days, after the date of the Executive's death).

6.    PROTECTIVE COVENANTS.

      6.1 CONFIDENTIAL INFORMATION. As a material part of the consideration for the Company's commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive's employment with the Company), other than in the course of the Executive's duties hereunder, disclose or use for the Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of and specific to the Company or any of its affiliates (collectively, "CONFIDENTIAL INFORMATION"); PROVIDED, HOWEVER, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive's breach of this covenant. The Executive further agrees that the Executive will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its affiliates. Notwithstanding the foregoing, this Section 6.1 shall not apply when (i) disclosure of Confidential Information is required by law or by any court, arbitrator, mediator


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            or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall immediately notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement. The Executive shall promptly deliver to the Company upon the termination of Executive's employment with the Company, for any reason, or any time the Company may so request, all memoranda, notes, records, reports, manuals, charts, and any other documents of a confidential nature belonging to the Company or its affiliates, including all copies, wherever and however located, including electronically, of such materials which the Executive may then possess or have under the Executive's control. Upon termination of the Executive's employment with the Company, the Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company or any of its affiliates.

      6.2 RESTRICTION ON COMPETITION. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its affiliates during the period following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company's and its affiliates' trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's and its affiliates' trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company's and its affiliates' relationships and goodwill with customers, during the Period of Employment and, if the Executive becomes entitled to any Severance Benefit pursuant to Section 5.3(b), continuing through the end of the Severance Period, the Executive will not directly or indirectly through any other person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase "directly or indirectly through any other person engage in" shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, "COMPETING BUSINESS" means a person or entity anywhere in the continental United States and elsewhere in the world where the Company and its affiliates engage in business, or, to the Executive's knowledge on the Severance Date, reasonably anticipate engaging in business, on the Severance Date (the "RESTRICTED Area") that at any time during the Period of Employment has competed, or at any time during the six (6) month period following the Severance Date competes, with the Company or any of its affiliates in any business related to research, development, manufacture, distribution and sale of vitamins, minerals, health and nutritional supplements, sports nutrition products, herbal teas and natural health and beauty care products and such other businesses as the Company is engaged in on the Severance Date. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.


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      6.3   NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS. During the Period of
            Employment and continuing through the later of the end of the Period of Employment (as extended by any renewal period) and the second anniversary of the Effective Date (the "RESTRICTED PERIOD"), the Executive will not directly or indirectly through any other individual or entity induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

      6.4 NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, the Executive will not directly or indirectly through any other individual or entity influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates to divert their business away from the Company or such affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand; provided, a customer's purchase of products from a future employer of the Executive shall not, by itself and without any solicitation by the Executive, be considered as diversion of business under this Section 6.4.

      6.5 UNDERSTANDING OF COVENANTS. The Executive acknowledges that, in the course of his employment with the Company and/or its affiliates and their predecessors, he has become familiar, or will become familiar, with the Company's and its affiliates' and their predecessors' trade secrets and with other confidential and proprietary information concerning the Company, its affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates. The Executive agrees that the foregoing covenants set forth in this
            Section 6 (together, the "RESTRICTIVE COVENANTS") are reasonable and necessary to protect the Company's and its affiliates' trade secrets and other confidential and proprietary information. The Executive represents that he has carefully considered the Restrictive Covenants, agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, and (iii) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6, regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.


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      6.6   ENFORCEMENT. The Executive agrees that the Executive's services are unique and that he has access to Confidential Information. Accordingly, the Executive agrees that a material breach by the Executive of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he materially breaches any term of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief to restrain any such breach upon a showing by the Company of the legal requirements to obtain such relief. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

7. WITHHOLDING TAXES. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8. SUCCESSORS AND ASSIGNS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

9. NUMBER AND GENDER. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10. SECTION HEADINGS. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied.

12. SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14. MODIFICATIONS. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15. WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16. ARBITRATION. Except as provided in Section 6.6, Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in San Francisco, California, before a sole arbitrator (the "ARBITRATOR") selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee, but that each party shall bear its own attorneys fees and other expenses.

17. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

            (i)      if to the Company, to:

                     c/o Country Life LLC
                     180 Vanderbilt Motor Parkway
                     Hauppauge, New York 11788
                     Attention:  Richard Belenski

                     with a copy to:

                     O'Melveny & Myers LLP
                     275 Battery Street, Suite 2600
                     San Francisco, California 94111
                     Attn: Michael J. Kennedy, Esq. and Eric C. Sibbitt, Esq.

            (ii) if to Executive, to Executive's last known address as reflected on the books and records of the Company.

18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19. LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had ample opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement.

      IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

                                       "COMPANY"

                                       Allergy Research Group, Inc.,
                                       a Florida corporation

                                       By:  /S/ STEPHEN A. LEVINE
                                            ----------------------------------
                                       Name: Dr. Stephen A. Levine
                                       Title: Chairman, Chief Executive Officer
                                              and Chief Financial Officer


                                       "EXECUTIVE"


                                       /s/ Manfred Salomon
                                       ---------------------------------------
                                       Manfred Salomon



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